Exhibit 99.1

Press Release

BioPharmX Announces $3.9 Million Offering

SAN JOSE, Calif., Mar. 21, 2019 /PRNewswire/ — BioPharmX Corporation (NYSE American: BPMX), a specialty pharmaceutical company focused on developing innovative medical dermatology products, today announced that it has entered into securities purchase agreements with certain institutional investors for the purchase and sale of 43,645,000 shares of common stock at a price of $0.09 per share in a registered direct offering. The gross proceeds of the offering are expected to be approximately $3.9 million.

Net proceeds of the offering will be used to advance the BioPharmX clinical programs, product development and general corporate purposes.

The offering is expected to close on March 25, 2019, subject to customary closing conditions.

Roth Capital Partners acted as sole placement agent.

The shares of common stock were offered by BioPharmX pursuant to a shelf registration statement on Form S-3 (File No. 333-229459) which was declared effective by the Securities and Exchange Commission (SEC) on February 13, 2019. A prospectus supplement relating to the offering will be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When available, copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

About BioPharmX® Corporation
BioPharmX Corporation (NYSE American: BPMX) is a specialty pharmaceutical company focused on developing prescription products utilizing its proprietary HyantX Topical Delivery System for dermatology indications. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements about the company’s expectations, plans, intentions, and strategies. Additional risks are set forth in our filings with the Securities and Exchange Commission, including those described in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019. The forward-looking statements included in this press release are made only as of the date hereof, and the company undertakes no obligation to publicly update such statements.

BioPharmX and HyantX are registered trademarks of BioPharmX, Inc.

For further information:

Media Contact

investors@biopharmx.com